                                                                     Exhibit 3.4


                                 NOVISTAR, INC.

                          CERTIFICATE OF DESIGNATION
                        OF CONVERTIBLE PREFERRED STOCK
                      SERIES A, SETTING FORTH THE POWERS,
                     PREFERENCES, RIGHTS, QUALIFICATIONS,
                        LIMITATIONS AND RESTRICTIONS OF
                             SUCH PREFERRED STOCK

  Pursuant to Section 151 of the Delaware General Corporation Law, NoviStar, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

  That pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (the "Charter"), the Board of Directors of the Corporation on February 16, 2000 duly adopted the following resolution creating a series of Preferred Stock designated as Convertible Preferred Stock, Series A and such resolution has not been modified and in full force and effect on the date hereof:

          RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Charter, a series consisting of 2,484,395 shares of authorized Preferred Stock, par value $.01, of the Corporation are hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series of Preferred Stock, and the qualifications, limitations and restrictions thereof are as follows:

     A. Dividends. (a) Distributions (as defined below) may be declared and paid upon Junior Securities in any fiscal year of the Corporation only if the Board of Directors shall declare, and the holder of each share of Preferred Stock shall be entitled to receive, a dividend or distribution in an amount equal to the amount, if any, of such dividend or distribution received by a holder of the number of shares of Common Stock for which such share of Preferred Stock is convertible on the record date for such dividend or distribution. Any amount payable to holders of Preferred Stock pursuant to the immediately preceding sentence shall be paid to holders of Preferred Stock at the same time such dividend or distribution is made to holders of Common Stock. For purposes of this Section A, unless the context otherwise requires, a "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock, or the purchase or redemption of shares of the Corporation (other than repurchases of Common Stock held by employees, members of the Board of Directors or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase) for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Corporation.

     (b) Distributions shall be paid to record holders of the shares of Series A Preferred Stock as they appear on the books of the Corporation at the close of business on the record date for such distribution. The record date for a distribution shall be the tenth business day immediately preceding the date such distribution is made or such other record date as may be fixed by the Board of Directors, provided that no such date shall be more then 60 nor less than 10 days preceding the date the distribution is made.

     "Junior Securities" shall mean the Common Stock or any other series of stock issued by the Corporation and ranking junior as the Preferred Stock with respect to payment of dividends or upon liquidation, dissolution or winding up of the Corporation.

     "Liquidation Preference" for each share of Preferred Stock shall mean the sum of (i) $4.01 plus (ii) the amount available to be distributed to holders of Common Stock (without deducting amounts payable to holders of Preferred Stock pursuant to this paragraph (ii)) multiplied by a fraction the numerator of which is the number of shares of Common Stock issuable upon conversion of the outstanding shares of Preferred Stock and the denominator is the sum of the number of shares of Common Stock issuable upon conversion of the Preferred Stock plus the number of shares of Common Stock and Preferred Stock outstanding.

     B.  Preference on Liquidation.

       1. Amount, Priority, Etc. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of any Junior Securities, an amount equal to the Liquidation Preference for each share of Preferred Stock. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Preferred Stock the full amounts to which they shall be entitled pursuant to this Section B.1.a, the assets shall be distributed ratably among the holders of Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

       2. Merger or Consolidation. The merger or consolidation of the Corporation into or with another entity or the sale or transfer of all or substantially all of the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section B.

     C. Voting Rights. Except as otherwise provided by law and so long as the Preferred Stock is outstanding, each share of Preferred Stock shall entitle the holders thereof to vote, in person or by proxy or by written consent, at a special or annual meeting of stockholders or in connection with any stockholder action taken in lieu of a meting of stockholders, on all matters voted on by holders of Common Stock, including the election of directors, voting together as a single class with all other shares entitled to vote thereon. With respect to any such vote, each share of Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted his shares of Preferred Stock into Common Stock on the record date for determining the stockholders of the Corporation eligible to vote on any such matters. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common Stock upon any matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

     D.  Conversion Rights.

       1. Optional and Automatic Conversion. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent. Each share of Preferred Stock shall be converted into Common Stock automatically in the manner provided herein upon the closing of the sale of the Corporation's Common Stock pursuant to a firm commitment underwritten public offering at a price per share of not less than $10.00 per share and from which the Corporation receives gross proceeds of not less than $50,000,000.

       2. Conversion Price. Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $4.01 by the Conversion Price for the Preferred Stock (determined as hereinafter provided). The initial Conversion Price for the Preferred Stock shall be $4.01 per share, subject to adjustment as provided in Section E hereof.

        3. Procedure for Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the principal office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same, shall state in writing therein the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued. As soon as practicable thereafter, the Corporation shall issue and deliver at such office to such holder's nominee or nominees, certificates for the number of whole shares of Common Stock to which such holder shall be entitled. No fractional shares of Common Stock shall be issued by the Corporation and all such fractional shares shall be disregarded. In lieu thereof, the Corporation shall pay in cash the fair market value of such fractional share as determined by the Board of Directors of the Corporation. Such conversion shall be deemed to have been made as of the date of such surrender of the Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on said date.

       4. Common Stock Reserve. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder action) increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred Stock at the time outstanding.

       5.  Notice of Certain Events.  In case:

          a. the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

          b. the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

          c. of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation or conveyance of all or substantially all of the assets of the Corporation to another corporation;

          then, in any such case, the Corporation shall cause to be mailed by first class mail to the transfer agent for the Preferred Stock, and to the holders of record of the outstanding Preferred Stock, at least ten
          (10) days prior to the date hereinafter specified, a notice stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger or conveyance is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

       6. The issuance and delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting holder of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued and delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Preferred Stock converted; provided however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

     E. Adjustment of Conversion Price. The Conversion Price for any series of Preferred Stock from time to time in effect shall be subject to adjustment from time to time as follows:

       1. Stock Dividends, Stock Splits, Etc. In case the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

       2. Reorganization, Etc. In case of any capital reorganization (other than a subdivision or combination of outstanding shares) or any reclassification of the capital stock of the Corporation, each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such reorganization or reclassification; and, in any such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any share of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

       3. Other Distributions. In the event this Corporation shall declare a distribution payable in cash, securities of other persons, evidences of indebtedness issued by this Corporation or other persons or options or rights not referred to in this Section E, then, in each such case, the holders of the Preferred Stock shall be entitled to the distributions provided for in Section D above, and no adjustment to the Conversion Price provided for in this Section E shall be applicable.

       4. Good Faith. Subject to the right of the Corporation to amend this Certificate upon obtaining necessary approvals required by this Certificate and applicable law, this Corporation will not, by amendment of its Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section E and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

       5. Certificates. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section E, this Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and shall prepare and furnish to each holder of Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (x) such adjustment or readjustment, (y) the Conversion Price at the time in effect, and (z) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of its shares.

       6.  Adjustment of Series A Preferred Stock Conversion Price.   If the
  Corporation shall issue any Common Stock or securities convertible into or exchangeable for Common Stock (except for Common Stock or other securities issued pursuant to employee benefit plans approved by the Board of Directors) for a consideration per share of Common Stock less than the Conversion Price on the date of issuance, the Conversion Price shall be adjusted by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock issued prior to the date of issuance (on a fully diluted basis) multiplied times the Conversion Price immediately prior to the date of issuance plus the total consideration received or to be received by the Corporation for such securities and the denominator of which shall be the total number of shares of Common Stock issued after the date of issuance (on a fully diluted basis) multiplied times the Conversion Price. For purposes of this Section, the consideration received for Common Stock or securities convertible into Common Stock shall equal the total amount received or receivable in the future (upon exercise of securities or otherwise) by the Corporation in connection with such issuance, and the amount received by the Corporation for assets other than cash or services shall be determined by the Board of Directors in good faith, whose determination shall be final.

     F. Protective Provisions. So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least ninety percent (90%) of the total number of shares of Series A Preferred Stock outstanding, voting together as a single class:

          (i) amend the Certificate of Incorporation or Bylaws of the Corporation in a manner that is materially adverse to the holders of Preferred Stock;

          (ii) authorize or issue any equity security of the Corporation or any option to purchase such a security that has rights senior to or pari passu with the Series A Preferred Stock, or

          (iii) repurchase issued and outstanding shares of capital stock of the Corporation from any person other than an employee of the Corporation following such employee's termination from the Corporation and pursuant to an agreement providing for such repurchase;

          (iv) undertake or effect any consolidation or merger of the Corporation with or into another corporation (except into or with a wholly-owned subsidiary) or any acquisition by or the conveyance of all or substantially all of the assets of the Corporation to another person or effectuate any transaction or series of related transactions which results in the Corporation's stockholders immediately prior to such transaction not holding at least 50% of the voting power of the surviving or continuing entity; or

          (v) decide to dissolve the Corporation or dispose of the Corporation's property upon such dissolution.

  Executed this 18th day of February, 2000.

                                    NOVISTAR, Inc.


                                    By: /s/ THOMAS M. RAY III
                                        --------------------------------------
                                        Thomas M. Ray III, President and Chief
                                        Executive Officer